Exhibit 10.1

CONTINGENT VALUE RIGHTS AGREEMENT

By and among

ESSENCE PARENT INC.,

ESPERION THERAPEUTICS, INC.

and

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A.

acting jointly as,

Rights Agent

Dated as of July 13, 2026

i

Annex A – Form of Assignment and Assumption Agreement

ii

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of July 13, 2026 (this “Agreement”), by and among Essence Parent Inc., a Delaware corporation (“Parent”), Esperion Therapeutics, Inc., a Delaware corporation (the “Company”), and , Computershare Inc., a Delaware corporation (“Computershare”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (“Computershare Trust Company”), acting jointly with Computershare, as rights agent (the “Rights Agent”).

RECITALS

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated May 1, 2026 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Parent and Essence MergerCo Inc., a Delaware corporation wholly owned by Parent (“MergerCo”), pursuant to which MergerCo will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Merger, (i) the holders of Shares that are entitled to receive the Merger Consideration pursuant to Section 2.1(c) of the Merger Agreement, (ii) certain holders of Company Equity Awards that are entitled to receive CVRs pursuant to Section 2.3 of the Merger Agreement, (iii) the holders of Company Warrants that may be entitled to receive CVRs pursuant to Section 2.5 of the Merger Agreement and the terms of the applicable Company Warrant, and (iv) the holders of Convertible Notes that may be entitled to receive CVRs pursuant to the terms of the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes, may become entitled to receive the applicable Milestone Payment Amounts contingent upon the achievement of the applicable Milestones during the applicable Milestone Periods, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, the Company and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I

Definitions

Section 1.1         Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, Holders of at least 35% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that, in no event shall Parent, MergerCo or any of their respective Subsidiaries (including, from and after the Effective Time, the Company and its Subsidiaries) be considered an Affiliate of ArchiMed SAS or any portfolio company or investment fund affiliated with ArchiMed SAS nor shall any portfolio company or investment fund affiliated with ArchiMed SAS be considered to be an Affiliate of Parent, MergerCo or any of their respective Subsidiaries (including, from and after the Effective Time, the Company and its Subsidiaries). For the avoidance of doubt, Parent’s Affiliates shall include, from and after the Effective Time, the Company and its Subsidiaries.

“Aggregate Excess Exercise Price” means, with respect to a given Milestone, the sum of the Excess Exercise Prices for such Milestone with respect to all CVRs issued in respect of Closing Date Underwater Options (other than Underwater Option CVRs with respect to such Milestone) as registered in the CVR Register at the applicable time.

“Assignment Transaction” means any transaction (including a sale of assets, spin-off, split-off, sale of equity interests, or exclusive licensing transaction), other than a Change in Control, pursuant to which all or substantially all of the rights in and to a Product in the United States are sold, assigned, exclusively licensed, transferred to or acquired by any Person, other than Parent, the Company or any of their respective wholly-owned Subsidiaries. For the avoidance of doubt, any transaction pursuant to which a Person, other than Parent, the Company or any of their respective wholly-owned Subsidiaries, is granted exclusive rights to develop, manufacture or commercialize a Product in the United States shall constitute an Assignment Transaction, regardless of whether such transaction is structured as a collaboration, co-promotion, co-marketing or similar arrangement. Notwithstanding the foregoing, non-exclusive licensing, distribution, manufacturing or other non-exclusive arrangements between Parent, the Company or any of their respective Affiliates (disregarding the proviso in the definition thereof), on the one hand, and third party licensees, distributors, contract manufacturers or service providers, on the other hand, entered into in the ordinary course of business shall not constitute an Assignment Transaction, regardless of whether such transaction is structured as a collaboration, co-promotion, co-marketing or other similar arrangement.

“Business Day” means a day except a Saturday, a Sunday or other day on which banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.

“Bempedoic Acid Milestone” means achievement of annual Net Sales of the Bempedoic Acid Products in the United States above three hundred million dollars ($300,000,000) attributable to the Bempedoic Acid Milestone Period, as finally determined following the expiration of the Bempedoic Acid Milestone Period in accordance with this Agreement.

“Bempedoic Acid Milestone Period” means the period commencing on (and including) January 1, 2027 and ending on (and including) December 31, 2027.

“Bempedoic Acid Products” means (a) the product known as NEXLETOL® (bempedoic acid as the sole active pharmaceutical ingredient) and that is the subject of NDA 211616, whether or not sold under the brand name NEXLETOL®, (b) the product known as NEXLIZET® (bempedoic acid and ezetimibe as the sole active pharmaceutical ingredients) and that is the subject of NDA 211617, whether or not sold under the brand name NEXLIZET®, and (c) a product containing as the sole active pharmaceutical ingredients bempedoic acid, ezetimibe and either of (i) atorvastatin or (ii) rosuvastatin.

“Change in Control” means (a) a merger, consolidation or other business combination in which Parent is a constituent party and is not the surviving entity or (b) any other transaction involving Parent in which Parent is the surviving or continuing corporation but in which the holders of voting securities of Parent immediately prior to such transaction collectively beneficially own securities representing less than 50% of Parent’s voting power immediately after such transaction, in each case other than (x) a merger, consolidation, business combination or other transaction of Parent in which the holders of voting securities of Parent immediately prior to such merger, consolidation, business combination or other transaction will collectively beneficially own, directly or indirectly, securities representing at least 50% of the voting securities of the surviving or continuing corporation in such merger, consolidation, business combination or other transaction, as the case may be, immediately after such merger, consolidation, business combination or other transaction, and (y) any and all bona fide financing transactions that do not result in any Person or group of Persons beneficially owning 50% or more of Parent’s voting securities or internal reorganizations (including the change of place of incorporation or domicile of such entity).

“Closing Date Underwater Option” means each Company Option referred to in Section 2.3(a)(iv) of the Merger Agreement.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Equity Award” means any Company Option that is outstanding and unexercised and any Company RSU that is outstanding, in each case as of immediately prior to the Effective Time.

“Company Option” means each option to purchase Shares, other than those Underwater Options that are canceled without any consideration being payable in respect thereof in accordance with Section 2.3(a)(v) of the Merger Agreement.

“Company RSU” means each restricted stock unit award with respect to Shares.

“CVRs” means the contingent rights of the Holders to receive one or more Milestone Payment Amounts pursuant to this Agreement.

“Diligent Efforts” means, with respect to a Product, those efforts of a Person commensurate with those efforts that a biopharmaceutical company of comparable size and resources as those of the Company and its Affiliates as of the date hereof would devote to the commercialization of a pharmaceutical product having similar market potential as the Product, at a similar stage of its development or product life, taking into account issues of market exclusivity, product and risk profile, including safety, tolerability and efficacy, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product for other indications, the launch or sales of a generic product, the regulatory environment and the profitability of the Product (including pricing and reimbursement status achieved), and other technical, commercial, legal, scientific or medical factors; provided that such level of efforts and resources shall be determined without taking into account the fact of the potential Total Milestone Payments payable in accordance with, and subject to, the terms of this Agreement.

“Enbumyst Milestone” means achievement of annual Net Sales of the Enbumyst Product in the United States of at least one hundred sixty million dollars ($160,000,000) attributable to any single calendar year of the Enbumyst Milestone Period, as finally determined following the end of each such calendar year in accordance with this Agreement.

“Enbumyst Milestone Period” means the period commencing on (and including) the Effective Time and ending on (and including) the earlier of (a) December 31 of the calendar year during which the Enbumyst Milestone is achieved and (b) December 31, 2030.

“Enbumyst Product” means (a) the nasal spray product known as ENBUMYST® (bumetanide as the sole active pharmaceutical ingredient) and that is the subject of NDA 219500, whether or not sold under the brand name ENBUMYST®, or (b) a subcutaneous injection product containing bumetanide (as the sole active pharmaceutical ingredient).

“Equity Award Holder” means a Holder of a CVR issued in accordance with the terms of the Merger Agreement with respect to a Company Equity Award.

“Excess Exercise Price” means, in the case of a CVR issued in respect of a Closing Date Underwater Option and with respect to a given Milestone, an amount equal to the excess, if any, of (a) the exercise price of such Closing Date Underwater Option over (b) the sum of (i) the Per Share Cash Consideration and (ii) the aggregate Milestone Payments, if any, that have been previously paid or that are earned and payable prior to the Milestone Payment Date for such Milestone, determined as though such CVR were not issued in respect of a Closing Date Underwater Option. For the avoidance of doubt, if the value of the foregoing clause (a) is less than or equal to the value of the foregoing clause (b), “Excess Exercise Price” shall be deemed zero dollars ($0) for purposes of such Milestone.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational, or any quasi-governmental or private body exercising any regulatory, taxing, importing, executive, legislative, judicial, or administrative powers or functions of or pertaining to any such government, or other governmental or quasi-governmental authority; any entity that contracts with a governmental entity to administer or assist in the administration of a governmental program when applicable rulemaking or policy making authority has been granted by statute or regulation to such entity; or any arbitrator with authority to bind a party at law.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Milestone” means the Bempedoic Acid Milestone or the Enbumyst Milestone, as applicable.

“Milestone Payment Amount” means, for a given Holder and a given Milestone, a one-time payment equal to (a) in the case of CVRs held by such Holder other than CVRs issued in respect of Closing Date Underwater Options, the product of (i) the Milestone Payment for such Milestone and (ii) the number of such CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice for such Milestone and (b) in the case of CVRs held by such Holder issued in respect of Closing Date Underwater Options, the product of (i) the Underwater Option Milestone Payment for such Milestone and (ii) the number of such CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Achievement Notice for such Milestone. For the avoidance of doubt, no payment shall be made in respect of any Underwater Option CVR for any Milestone.

“Milestone Payment” means, with respect to a given Milestone, the quotient obtained by dividing (i) (A) the Total Milestone Payment for such Milestone, plus (B) the Aggregate Excess Exercise Price for such Milestone by (ii) the number of CVRs registered in the CVR Register as of the close of business on the date of the Milestone Achievement Notice for such Milestone (other than any Underwater Option CVRs with respect to such Milestone). The Milestone Payment shall be rounded up to the nearest whole cent.

“Milestone Payment Date” means, subject in all cases to Section 2.4(c)(i), with respect to a given Milestone, the date selected by Parent for the payment of the applicable Milestone Payment Amounts with respect to such Milestone, which shall be no later than (a) with respect to the Bempedoic Acid Milestone, March 15, 2028, and (b) with respect to the Enbumyst Milestone, March 15th of the calendar year immediately following the end of the calendar year in which the Enbumyst Milestone is achieved; provided that, if Milestone Payment Amounts become payable with respect to both Milestones, the applicable Milestone Payment Dates shall be different dates.

“Milestone Period” means the Bempedoic Acid Milestone Period or the Enbumyst Milestone Period, as applicable.

“Net Sales” means, without duplication, with respect to the applicable Product or Products with respect to a given Milestone, the first gross amount invoiced, and, with respect to Products delivered to the customer but for which an invoice has not yet been issued, the first gross amount to be invoiced, by Parent, the Company and their respective Affiliates (disregarding the proviso in the definition thereof), or any sublicensee, in each case in bona fide sales or other first commercial disposition of such Products to unrelated third parties in the United States, less the following deductions to the extent actually taken, incurred, paid, accrued, allocated or included in the gross sales prices or specifically allocated in its financial statements with respect to such sales:

(i)             trade, quantity, price, and cash discounts;

(ii)            discounts, refunds, rebates, chargebacks, price adjustments or other payments, retroactive or otherwise, imposed by, negotiated with or otherwise paid to Governmental Authorities or other payees and any other allowances granted to non-related parties (including to Governmental Authorities, purchasers, reimbursers, customers, distributors, wholesalers and managed care organizations (and other similar entities and institutions) which effectively reduce the net selling price or gross sales of the Product);

(iii)           amounts repaid or credited by reason of rejections, defects, return goods allowances, recalls or returns, or because of retroactive price reductions, including rebates, shelf-stock adjustments or wholesaler charge backs, in each case, net of any applicable reserves to the extent previously deducted in calculating Net Sales;

(iv)          Taxes on sales (such as sales, value added or use taxes, other than income taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced and borne by such third party;

(v)             (A) freight, postage, shipping or transportation, (B) insurance, import/export and other transportation charges, to the extent added to the sale price and set forth separately as such in the total amount invoiced, for services provided by wholesalers and warehousing chains and (C) fees;

(vi)          any uncollected debts actually written off, to the extent not previously deducted hereunder (provided that any amounts deducted under this clause shall be included in Net Sales if later collected); and

(vii)          any other deductions which are in accordance with GAAP.

Such amounts shall be determined from the books and records of Parent, the Company or applicable Affiliate (disregarding the proviso in the definition thereof) or sublicensee, maintained in accordance with GAAP or, in the case of sublicensees, GAAP, International Financial Reporting Standards, or an applicable equivalent based on such sublicensee’s auditing standards, consistently applied. Parent and the Company further agree in determining such amounts, they will use the Company’s then current standard procedures and methodology or, in the case of a sublicensee, such sublicensee’s then current standard procedures and methodology, consistently applied. Net Sales shall not include any amounts invoiced or otherwise recognized for transfers of Products at or below cost (x) in connection with the research, development or testing of a Product, (y) for purposes of distribution as promotional samples, or (z) for indigent or similar public support, named patient, or compassionate use programs. If a Product is sold in combination or bundled with one or more other active pharmaceutical ingredients or products (whether packaged together or formulated in a fixed-dose combination), Net Sales for such Product shall be calculated by multiplying the Net Sales of such combination product by a fraction, the numerator of which is the gross invoice price of the Product if sold separately and the denominator of which is the sum of the gross invoice prices of each active component of such combination if sold separately, or, if such separate prices are not available, by such other reasonable and equitable method as Parent and the Acting Holders shall discuss in good faith and seek to agree in writing that takes into account, in the United States, variations in potency, the relative contribution of each therapeutically active ingredient or other component, and the relative value to the end user of each therapeutically active ingredient or other component. If Parent and the Acting Holders for any reason do not reach agreement with respect to such method within thirty (30) days after the end of any applicable calendar year, the matter shall be referred to an independent internationally recognized accounting firm or valuation expert mutually agreed by Parent and the Acting Holders (or, failing agreement for any reason, appointed by the American Arbitration Association), whose determination shall be final and binding. Such expert shall make such determination using a reasonable and equitable allocation methodology consistent with the foregoing. Pending such determination, Net Sales shall be calculated by Parent using such reasonable and equitable method as may be determined by Parent in good faith, subject to true-up following the expert’s determination.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer (and not in any individual capacity), and delivered to the Rights Agent or any other person authorized to act on behalf of Parent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent or its Subsidiaries and who shall be reasonably acceptable to the Rights Agent.

“Party” shall mean each of the Rights Agent, Parent and the Company.

“Permitted Transfer” means a transfer of a CVR: (a) upon the death of a Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of Law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC; or (f) as permitted by Section 2.7.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Products” means the Bempedoic Acid Products or the Enbumyst Product, as applicable.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Specified Holder” means each Holder who was a member of the Board of Directors of the Company as of immediately prior to the Effective Time.

“Shares” means the shares of Company Common Stock.

“Significant Pharmaceutical Company” means a company that, together with its Affiliates, is in the pharmaceutical or biotechnology industry and that, based on its most recent fiscal year, had annual consolidated revenues (with its Affiliates) of at least $500 million, as reflected in such company’s consolidated audited financial statements.

“Supplemental Indenture” means the Second Supplemental Indenture, between Esperion Therapeutics, Inc. and U.S. Bank Trust Company, National Association, as Trustee, entered into in connection with the consummation of the Merger.

“Tax” means any taxes, imposts, levies, withholdings, charges, duties, fees or other like assessments or charges, in each case in the nature of a tax (including taxes based upon or measured by gross receipts, estimated, privilege, fuel, ad valorem, customs, duties, license, environmental, alternative minimum, add-on minimum, utility, windfall profits, franchise, capital stock, real property, personal property, tangible withholding, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, workers’ compensation, value-added, and all other taxes of any kind), imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.

“Total Milestone Payment” means: (a) with respect to the Bempedoic Acid Milestone, after Parent has finally determined the annual Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period in accordance with this Agreement, (i) if such annual Net Sales of the Bempedoic Acid Products in the United States during the Bempedoic Acid Milestone Period are greater than or equal to $350,000,000, then $40,000,000, (ii) if such annual Net Sales of the Bempedoic Acid Products in the United States during the Bempedoic Acid Milestone Period are greater than $300,000,000 but less than $350,000,000, then an amount between $0 and $40,000,000 determined by linear interpolation, based on the amount by which such annual Net Sales exceed $300,000,000 but are less than $350,000,000, and (iii) in all other cases, $0; and (b) with respect to the Enbumyst Milestone, after Parent has finally determined the annual Net Sales of the Enbumyst Product for a given calendar year within the Enbumyst Milestone Period, (i) if the Enbumyst Milestone is achieved for any such calendar year within the Enbumyst Milestone Period, then $60,000,000, and (ii) in all other cases, $0. For illustrative purposes, if annual Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period are determined to equal $320,000,000, then the Total Milestone Payment with respect to the Bempedoic Acid Milestone shall equal $40,000,000 x ($20,000,000/$50,000,000) or $16,000,000. The Total Milestone Payment shall be rounded up to the nearest dollar.

“Underwater Option CVR” means, with respect to a given Milestone, a CVR issued in respect of a Closing Date Underwater Option for which the Underwater Option Milestone Payment with respect to such Milestone would be $0.

“Underwater Option Milestone Payment” means, for a CVR issued in respect of a Closing Date Underwater Option and with respect to a given Milestone, the amount, if any, by which the Milestone Payment for such Milestone exceeds the Excess Exercise Price for such Milestone with respect to such CVR.

“United States” or “U.S.” means the United States of America or any of its possessions or territories.

Section 1.2         Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section

Agreement	Preamble
Assignee	Section 6.10
Assignment Transaction Acquiror	Section 4.3(a)
Company	Preamble
CVR Register	Section 2.3(b)
DTC	Section 2.3(b)
Funds	Section 3.3
Losses	Section 3.2(h)
Merger	Recitals
Merger Agreement	Recitals
MergerCo	Recitals
Milestone Achievement Notice	Section 2.4(a)
Notice Holders	Section 4.4
Parent	Preamble
Rights Agent	Preamble

Section 1.3         Other Definitional Provisions. Unless the context expressly otherwise requires:

(a)           the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean United States Dollars;

(d)           references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            the term “or” will not be deemed to be exclusive;

(g)           references herein to any gender include the other gender; and

(h)           any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

Article II

Contingent Value Rights

Section 2.1         CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Effective Time and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement prior to the Effective Time. The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement, and no CVRs shall be issued other than as provided in the Merger Agreement. Subject to Section 2.7, Section 6.11 and any Permitted Transfers, the Holders shall be (a) holders of Shares that have been canceled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) of the Merger Agreement, (b) holders of Company Equity Awards that have been canceled and converted pursuant to Section 2.3(a)(i), Section 2.3(a)(iii), or Section 2.3(a)(iv) of the Merger Agreement into the right to receive the consideration specified therein, (c) holders of Company Warrants that have elected to receive the Merger Consideration pursuant to Section 2.5 of the Merger Agreement and the terms of the applicable Warrant, and (d) holders of Convertible Notes that have converted such Convertible Notes into the Reference Property (as defined in the Convertible Notes Indenture) pursuant to the terms of the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes. A list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof and shall be updated thereafter in accordance with Section 4.1 hereof.

Section 2.2         Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect. The CVRs will not be listed on any day quotation system or traded on any day securities exchange. The Rights Agent hereby acknowledges the restrictions on transfer contained in this Section 2.2 and agrees not to register a transfer which does not comply with this Section 2.2.

Section 2.3         No Certificate; Registration; Registration of Transfer; Change of Address.

(a)            The CVRs will not be evidenced by a certificate or other instrument.

(b)            The Rights Agent shall create and maintain a register (as updated from time to time in accordance with Section 4.1, the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all CVRs issued in respect of Book-Entry Shares held by The Depository Trust Company (“DTC”) on behalf of the street holders of Shares as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Shares by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders or participants. In the case of CVRs issued in respect of Book-Entry Shares held through the Company transfer agent (and not DTC) and Shares represented by Certificates, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company’s transfer agent immediately prior to the Effective Time and in a denomination equal to the number of CVRs issued in respect of such Shares canceled and converted pursuant to Section 2.1(c) of the Merger Agreement in connection with the Merger. In the case of CVRs issued in respect of Company Equity Awards, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company as of immediately prior to the Effective Time and in a denomination equal to the number of CVRs issued in respect of such Company Equity Awards canceled and converted pursuant to Section 2.3(a)(i), Section 2.3(a)(iii) or Section 2.3(a)(iv) of the Merger Agreement, as applicable, in connection with the Merger. In the case of CVRs issued in respect of Company Warrants and Convertible Notes, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company as of immediately following (i) in the case of Company Warrants, the exercise of such Company Warrants in exchange for the receipt of the Merger Consideration in accordance with the Merger Agreement and the applicable Company Warrant or (ii) in the case of Convertible Notes, the conversion of such Convertible Notes into the Reference Property in accordance with the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes, and in a denomination equal to the number of CVRs issued in respect of such Company Warrant or Convertible Note, as applicable; provided that, with respect to any Convertible Notes held by DTC on behalf of the street holders of such Convertible Notes, the CVR Register shall show one position for Cede & Co. representing all CVRs issued in respect of such Convertible Notes.

(c)            In the case of an Equity Award Holder, a holder of Company Warrants or a holder of Convertible Notes, the CVRs held by such Holders in respect of their Company Equity Awards, Company Warrants or Convertible Notes, as applicable, shall be registered and tracked separately from those CVRs held by such Holders in respect of Shares referenced in Section 2.1(a); provided, that such registration and tracking will still be performed by the Rights Agent in accordance with Section 2.3(b). In the case of an Equity Award Holder, the CVRs held by such Equity Award Holder in respect of their Closing Date Underwater Options shall be registered and tracked separately from those CVRs held by such Equity Award Holder (if any) in respect of their Shares or any other Company Equity Awards.

(d)            Subject to the restrictions on transferability set forth in Section 2.2, every request to transfer a CVR must be made in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax imposed in connection with any such registration of transfer) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid or that no payment of any such Taxes or charges is required. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and the Company, jointly and severally, and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(e)            A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to record, and shall as promptly as practicable, record, the change of address in the CVR Register.

Section 2.4         Payment Procedures; Intended Tax Treatment.

(a)            If a Milestone is achieved at any time prior to the expiration of the applicable Milestone Period, as determined by Parent following the end of the applicable calendar year, then, at least ten (10) Business Days prior to the applicable Milestone Payment Date for such Milestone, Parent will deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone Achievement Notice”) certifying the date of the achievement of such Milestone and that each Holder is entitled to receive the applicable Milestone Payment Amount payable to such Holder with respect to such Milestone, with such applicable Milestone Payment Amount to be paid to each Holder being calculated by Parent in accordance with this Agreement and provided to the Rights Agent as part of the Milestone Achievement Notice. Following the delivery of the Milestone Achievement Notice, (i) Parent will deliver or cause to be delivered to the Rights Agent (A) instructions to solicit Tax forms or other information required to properly make Tax deductions or withholdings in accordance with Section 2.4(d), and (B) any letter of instruction reasonably required by the Rights Agent and requested by the Rights Agent as soon as practicable in advance of the Milestone Payment Date and (ii) Parent or the Company will deliver or cause to be delivered to Computershare at least one (1) Business Day prior to the Milestone Payment Date, cash, by wire transfer of immediately available funds to an account designated by Computershare, in an amount equal to the aggregate Milestone Payment Amount due to all Holders with respect to such Milestone pursuant to Section 4.2 other than Equity Award Holders with respect to CVRs issued in respect of Company Equity Awards (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent or the Company for payment pursuant to Section 2.4(c)). For the avoidance of doubt, each Milestone Payment Amount shall only be paid once, if at all, subject to the achievement of the applicable Milestone in accordance with this Agreement, and no Milestone Payment Amount shall become payable unless and until the applicable Milestone has been achieved prior to the expiration of the applicable Milestone Period.

(b)            Provided that the aggregate applicable Milestone Payment Amount has been delivered to the Rights Agent in accordance with Section 2.4(a)(ii), the Rights Agent will promptly, and in any event within ten (10) Business Days of receipt of the applicable Milestone Achievement Notice and any letter of instruction from Parent reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Achievement Notice, and on the Milestone Payment Date pay the Milestone Payment Amount, subject to any amounts deducted or withheld pursuant to Section 2.4(d), to each Holder (other than an Equity Award Holder with respect to a CVR issued in respect of a Company Equity Award) with respect to the CVRs held by such Holder (i) by check mailed to the address of such Holder as reflected in the CVR Register as of the close of business on the date of such Milestone Achievement Notice or (ii) with respect to any such Holder that is due an aggregate amount in excess of $100,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction.

(c)

(i)             With respect to any Milestone Payment Amount that is payable to an Equity Award Holder in respect of such holder’s Company Equity Awards (including, for the avoidance of doubt, any amounts payable in respect of a Closing Date Underwater Option in accordance with the terms of this Agreement), Parent or the Company shall, or shall cause an Affiliate thereof to, pay, no later than the first regularly-scheduled payroll date that occurs more than five Business Days after the Milestone Payment Date, the aggregate Milestone Payment Amount due to such Equity Award Holder in respect of such holder’s Company Equity Awards (net of any withholding Taxes required to be deducted and withheld in accordance with Section 2.4(d)). Notwithstanding anything in this Agreement to the contrary, it is the intent of Parent and the Company that each Milestone shall be deemed to constitute a substantial risk of forfeiture within the meaning of Section 409A of the Code and that any Milestone Payment Amounts payable in respect of Company Equity Awards be exempt from Section 409A of the Code and in all events be paid no later than March 15 of the calendar year following the year in which the Milestone is achieved. For purposes of Section 409A of the Code, each Milestone Payment Amount in respect of a Company Equity Award shall be treated as a separate payment.

(ii)             Payment in accordance with this Section 2.4(c) shall be made through the applicable payroll system or payroll provider or, if payment cannot be made through payroll, then Parent or the Company will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes, if any), which check will be sent by overnight courier to the most recent address on the Company’s personnel records for such Equity Award Holder as soon as reasonably practicable following the Milestone Payment Date.

(iii)             For the avoidance of doubt, in the event an Equity Award Holder also received CVRs in respect of Shares held immediately prior to the Effective Time, such CVRs in respect of such Shares are not subject to the provisions of this Agreement relating to CVRs issued in respect of Company Equity Awards and payment will be made in respect thereof in accordance with Section 2.4(b).

(d)            Each of the Rights Agent, Parent, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold by any applicable Tax Laws. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder, in its capacity as such), the applicable withholding agent shall, to the extent practicable, timely provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary tax forms or other information in order to avoid or reduce such withholding amounts if such forms or information were not solicited pursuant to Section 2.4(a)(i); provided, however, that the time period for payment of a Milestone Payment Amount by the Rights Agent set forth in this Section 2.4 shall be extended by a period equal to any delay caused by the Holder providing such forms. Any amounts deducted or withheld and remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall deliver (or shall cause the Rights Agent, the Company or its applicable Affiliate to deliver) to the Person with respect to whom such withholding is made an IRS Form 1099 or other reasonably acceptable evidence of such deduction or withholding. Notwithstanding anything to the contrary herein, Parent shall direct and instruct the Rights Agent regarding the Tax information reporting with respect to any Milestone Payment Amount under any applicable Tax Law, and the Rights Agent will comply with any Tax reporting obligations in accordance with applicable Tax Laws and Parent’s instructions; provided, however, that the Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except as specifically instructed in writing by Parent.

(e)            Any portion of the aggregate Milestone Payment Amounts that remain undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Achievement Notice shall be delivered by the Rights Agent to Parent and any Holder shall thereafter look only to Parent and the Company (subject to abandoned property, escheat and other similar applicable Law) for payment of such Holder’s applicable Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent or the Company than those accorded to general unsecured creditors of Parent and the Company under applicable Laws.

(f)             None of Parent, the Company, the Rights Agent or any of their respective Affiliates shall be liable to any person in respect of any Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such Milestone Payment Amount shall, to the extent permitted by applicable Laws, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent. The indemnification provided by this Section 2.4(f) shall survive the resignation, replacement or removal of the Rights Agent and the termination of this Agreement.

(g)            Except to the extent any portion of any Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Laws and except to the extent required by applicable Tax Laws, the Parties hereto intend to treat the Holder’s receipt of the CVRs as an open transaction for U.S. federal income tax purposes and the Milestone Payment Amounts made with respect to CVRs issued in exchange for Shares pursuant to the Merger Agreement for U.S. federal and applicable state and local income Tax purposes as additional consideration. Parent and the Company shall report imputed interest on the CVRs as required by applicable Laws.

(h)            The Parties intend, to the extent consistent with applicable Laws, to treat Milestone Payments made in respect to CVRs with respect to the Company Equity Awards pursuant to the Merger Agreement for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to the Equity Award Holder as a payment itself).

Section 2.5         No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or the Company. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends or other distributions or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or the Company or any constituent company to the Merger or any of their respective Subsidiaries or Affiliates or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent or the Company or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates, either at law or in equity. The CVRs shall not represent any equity or ownership interest in Parent or the Company or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those contract rights specifically expressed in this Agreement.

Section 2.6         Enforcement of Rights of Holders. Any Actions seeking the enforcement of the rights of Holders hereunder may be brought by or at the direction of the Acting Holders pursuant to and to the extent provided in Section 6.7.

Section 2.7         Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs, by transferring such CVRs to Parent or any of its Affiliates without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to Parent and the Rights Agent, and such rights will be canceled, with the Rights Agent being promptly notified in writing by Parent of such transfer and cancellation. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from any Holder, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definitions of “Acting Holders”, “Aggregate Excess Exercise Price”, “Milestone Payment” and “Milestone Payment Amount,” Article V and Section 6.3.

Article III

The Rights Agent

Section 3.1         Certain Duties and Responsibilities. Parent and the Company hereby appoint the Rights Agent to act as rights agent for Parent and the Company in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, willful misconduct, fraud or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction). The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or breach by Parent or the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any Actions at law or otherwise or to make any demand upon Parent or the Company. All Parties shall be entitled to rely on any action by the Rights Agent as if such action is an action of the Holders, unless the Acting Holders have elected to take such action pursuant to Section 6.7.

Section 3.2         Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)            the Rights Agent may rely and shall be protected and held harmless by Parent and the Company in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith (determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) to be genuine and to have been signed or presented by the proper Party or Parties;

(b)            whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of gross negligence, willful misconduct, fraud or bad faith (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) by the Rights Agent, incur no liability and be held harmless by Parent and the Company for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c)            the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection for the Rights Agent, and the Rights Agent shall be held harmless by Parent and the Company in respect of any action taken, suffered or omitted by it hereunder in the absence of gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) and in reliance thereon;

(d)            the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)            the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVRs;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent and the Company with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent and the Company only;

(g)            the Rights Agent shall have no liability and shall be held harmless by Parent and the Company in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent and the Company), nor shall it be responsible for any breach by Parent or the Company of any covenant or condition contained in this Agreement;

(h)            Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, suit, cost or expense (including the reasonable and documented out-of-pocket expenses and counsel fees and other disbursements) (collectively, “Losses”) arising out of or in connection with the Rights Agent’s preparation, delivery, negotiation, amendment, execution, and administration of this Agreement and the exercise and performance by the Rights Agent of its duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of counsel in defending the Rights Agent against any such Losses, unless such Losses have been determined by a final non-appealable judgment of a court of competent jurisdiction to be a result of the Rights Agent’s gross negligence, willful misconduct, bad faith or fraud;

(i)             notwithstanding anything to the contrary herein, the Rights Agent shall not be liable for special, punitive, indirect, consequential or incidental losses or damages of any kind whatsoever (including, but not limited to, lost profits) arising under any provision of this Agreement, even if the Rights Agent has been advised of the likelihood of such loss or damage or has foreseen the possibility or likelihood of such damages;

(j)             Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the Effective Time, and (ii) to reimburse the Rights Agent for (x) all Taxes other than withholding Taxes owed by Holders and Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable and documented out-of-pocket expenses and other reasonable and documented out-of-pocket charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes); provided that, if the Rights Agent has received a refund or any Tax or governmental charge or other amounts borne by Parent pursuant to clause (x) or (y) of this sentence, then the Rights Agent shall promptly repay such refund to Parent. The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and documented necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k)            no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)             other than for guarantees of signature as provided in Section 2.3(d), no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from any Milestone Payment Amount in any circumstance except as provided in Section 2.4(d);

(m)            the Rights Agent may exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents, absent gross negligence, willful misconduct, fraud or bad faith (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(n)            notwithstanding anything to the contrary herein, the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Parent to the Rights Agent as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought, absent gross negligence, willful misconduct, bad faith or fraud (each as determined by a final non-appealable judgment of a court of competent jurisdiction);

(o)            the Rights Agent shall act hereunder solely as agent for Parent and the Company and it shall not assume any obligations or relationship of agency or trust with any of the Holders;

(p)            unless otherwise specifically prohibited by the terms of this Agreement, the Rights Agent and any stockholder, affiliate, member, director, officer, agent, representative or employee of the Rights Agent may buy, sell or deal in any of the securities of Parent or become pecuniarily interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement. Nothing herein shall preclude the Rights Agent or any such stockholder, affiliate, director, member, officer, agent, representative or employee from acting in any other capacity for Parent or for any other Person;

(q)            the Rights Agent shall have no obligation under this Agreement to calculate the amounts payable hereunder including, but not limited to, the Milestone Payments due to Holders and any stamp, Tax, or governmental charge payable by Parent, Company or Holders, nor shall the Rights Agent have any duty or obligation to investigate or confirm whether Parent’s or the Company’s determination of the Milestone Payments due to Holders is accurate or correct;

(r)             the Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take action in connection therewith, unless and until it has received such notice in writing; and

(s)             the provisions of Section 2.4(f), Section 3.1 and this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent, and the payment, termination and the expiration of the CVRs or this Agreement.

Section 3.3         Funds Received All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: (a) short-term direct obligations of the U.S., (b) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (c) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (d) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this Section 3.3, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Computershare shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Party, other than as part of any repayment to Parent in accordance with Section 2.4(e).

Section 3.4         Resignation and Removal; Appointment of Successor.

(a)             The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation become effective on the date so specified. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until the earlier of (A) the date so specified and (B) the appointment of a successor Rights Agent. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)            If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)            Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent. Parent’s failure to give any notice provided for in this Section 3.4(c), however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

(d)            The Rights Agent will cooperate with Parent and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent; provided, that such predecessor Rights Agent shall not be required to make any additional expenditure without compensation or reimbursement by Parent or assume any additional liability in connection with the foregoing.

Section 3.5         Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent, except such rights which survive its resignation, replacement or removal under the terms hereunder.

Article IV

Covenants

Section 4.1         List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, (a) promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, the names, addresses and CVR holdings of the Holders (i) other than Equity Award Holders, holders of Company Warrants and holders of Convertible Notes, in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the Company), and (ii) with respect to Equity Award Holders, in such form as set forth in the records of the Company as of immediately prior to the Effective Time and (b) promptly following (i) in the case of Company Warrants, the exercise of a Company Warrant in exchange for the receipt of the Merger Consideration in accordance with the Merger Agreement and the applicable Company Warrant or (ii) in the case of Convertible Notes, the conversion of a Convertible Note into the Reference Property in accordance with the Convertible Notes Indenture, the Supplemental Indenture and the Convertible Notes, and in no event later than ten (10) Business Days following such date, the name, address and CVR holdings of the Holder with respect to such Company Warrant or Convertible Note, in such form as set forth in the records of the Company as of immediately prior to such time. The Rights Agent will reflect all such names and addresses on the CVR Register and confirm with Parent the write up of the CVR Register and list of initial and updated Holders to Parent, as applicable, promptly after Parent has furnished the information referenced in clause (a) and (b) hereof and, in any event, within thirty (30) days of the receipt of such names and addresses from Parent or the Company’s transfer agent, as the case may be.

Section 4.2         Payment of Milestone Payments. All payment obligations with respect to the CVRs hereunder shall be the joint and several obligations of Parent and the Company. Parent or the Company will duly deposit or cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the applicable Milestone Payment Amount to be made to each Holder in accordance with Section 2.4(a) hereof (other than Equity Award Holders, in respect of which any Milestone Payment Amount in respect of their Company Equity Awards shall be paid in accordance with Section 2.4(c) hereof). For the avoidance of doubt, Parent or the Company may designate a wholly-owned Subsidiary of Parent or the Company to deposit the aggregate Milestone Payment Amount for a given Milestone in accordance with the preceding sentence, and such deposit by such wholly-owned Subsidiary shall satisfy and discharge Parent’s and the Company’s obligations in the preceding sentence. Such amounts shall be considered paid on the applicable Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due. If a Milestone has not been achieved prior to the expiration of the applicable Milestone Period, then neither Parent nor the Company nor any of their respective Affiliates will be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement with respect to such Milestone.

Section 4.3         Assignment Transactions; Change in Control.

(a)            Prior to the earlier of (x) the achievement of a given Milestone and (y) expiration of the applicable Milestone Period for such Milestone, Parent and the Company shall not, and shall cause their respective Affiliates not to, consummate any Assignment Transaction involving development, commercialization or regulatory rights or obligations with respect to the Products applicable to such Milestone in the United States or, in connection with such Assignment Transaction, elect to be released from any and all obligations hereunder to the extent relating to the applicable Products and corresponding Milestones, unless, as a condition to such Assignment Transaction or release, the acquiring Person (each such Person, an “Assignment Transaction Acquiror”), expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, substantially in the form attached as Annex A, the due and punctual payment of the Milestone Payment Amounts if and when payable in accordance with the terms of this Agreement, and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent or the Company (as applicable) to be performed or observed to the extent relating to the applicable Products and corresponding Milestone, the applicable Total Milestone Payment and the applicable Milestone Payment Amounts, in which case Parent shall not be liable for and shall be released from any and all obligations hereunder to the extent relating to the applicable Products and corresponding Milestones; provided, however that Parent and the Company shall remain liable following such Assignment Transaction for the performance by any Assignment Transaction Acquiror of the obligations hereunder unless such Assignment Transaction Acquiror is a Significant Pharmaceutical Company; and provided further that no such Assignment Transaction shall be structured or effected with the primary intent of avoiding the achievement of any Milestone or reducing the Milestone Payment Amounts.

(b)            Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control (it being understood that the provisions of Section 4.3(a) shall not be applicable to a Change in Control); provided that Parent and the Company will reconfirm their respective obligations, duties and covenants under this Agreement and, solely in the event that the obligations set forth in this Agreement would not continue to be obligations of Parent, or would not have been assumed by operation of Law, Parent will cause the Person acquiring or succeeding to Parent in connection with such Change in Control (to the extent applicable pursuant to the structure of such Change in Control) to assume Parent’s obligations under this Agreement, effective as of the effective time of such Change in Control and in an instrument supplemental hereto executed and delivered by such Person to the Rights Agent. No later than thirty (30) days following the consummation of any such Change in Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change in Control complies with this Section 4.3(b). For the avoidance of doubt, any Change in Control of Parent shall have no impact on the Company’s obligations under this Agreement, which shall continue in full force and effect following such Change in Control.

Section 4.4         Books and Records; Updates. Parent and the Company shall, and shall cause their respective Affiliates to, keep records in sufficient detail to enable the Specified Holders and the Rights Agent to determine compliance with the terms of this Agreement, including the amounts payable hereunder; provided, however, the Rights Agent shall have no obligation under this Agreement to calculate the amounts payable hereunder in accordance with Section 3.2(q) hereof. On a Product-by-Product basis, within ninety (90) days after the end of each calendar fiscal year of the Company during the applicable Milestone Period with respect to such Product, Parent and the Company will provide to the Specified Holders a written update describing in reasonable detail the status and amount of gross sales of all such Products sold during such calendar year and the calculation of Net Sales on such sales, including the amount of any deductions provided for in the definition of Net Sales for such applicable period; provided that no Specified Holder shall be entitled to receive such update unless such Specified Holder is subject to a confidentiality agreement with or for the benefit of Parent and the Company with respect to the contents thereof that is reasonably satisfactory to Parent (such Specified Holders, the “Notice Holders”). Each such report shall be provided to the Notice Holders at their respective addresses as reflected in the CVR Register in accordance with the procedures for giving notices under Section 6.3 or pursuant to any such other procedures as may be agreed by Parent and each such Notice Holder. Parent may direct the Rights Agent to deliver the updates described in this Section 4.4 and the Rights Agent shall deliver such update, provided that Parent prepares and delivers a copy of such update and the identity of the Notice Holders to the Rights Agent at least five (5) Business Days prior to the date of delivery specified by Parent. Upon the reasonable request of the Rights Agent or the Notice Holders, Parent will make available by telephone or videoconference the relevant personnel involved in the preparation of such update for the purpose of responding to the Rights Agent’s or the Notice Holders’ reasonable questions regarding the contents of each such update by no more than one (1) meeting by telephone or video conference, for each of the Rights Agent and all such requesting Notice Holders, for each such update. The Specified Holders shall have no liability to any of the Holders for any actions taken or not taken in connection with this Section 4.4.

Section 4.5         Diligent Efforts.

(a)            Parent and the Company shall, and shall cause its (and their) Affiliates to, use Diligent Efforts to achieve each Milestone prior to the end of the applicable Milestone Period. Neither Parent, the Company nor any of their respective Affiliates shall take any action or fail to take any action whose primary purpose is to avoid the achievement of any Milestone or the payment of any Milestone Payment Amounts. Parent and the Company each hereby expressly disclaim any extra-contractual covenants, obligations or undertakings with respect to the Milestone or the Milestone Payment; provided, however, that nothing in this Agreement shall limit or exclude liability for intentional fraud. The Rights Agent hereby expressly acknowledges and agrees, and by virtue of their receipt of the CVRs the Holders will be deemed to expressly acknowledge and agree, that Parent and the Company each hereby expressly disclaim any extra-contractual covenants, obligations, undertakings, representations or warranties with respect to the Milestone or the Milestone Payment, and each expressly acknowledges and agrees that they have not relied upon any such covenant, obligation, undertaking, representation or warranty and the sole obligations of Parent, the Company and their respective Affiliates shall be solely the contractual obligations of Parent and the Company expressly set forth in this Agreement. For the avoidance of doubt, Parent and the Company may satisfy their obligations to use Diligent Efforts hereunder through one or more sublicensees, including distributors, contract manufacturers, contractors or other third parties; provided that Parent and the Company shall remain responsible for the performance of such obligations and shall use Diligent Efforts in selecting, contracting with and overseeing such Person in a manner consistent with the standard set forth in the definition of “Diligent Efforts.”

(b)            Parent and the Company’s obligations in Section 4.5(a) with respect to each Milestone shall terminate in full with respect to such Milestone on the earlier to occur of the achievement of such Milestone or the end of the applicable Milestone Period. The termination date is included solely to limit the time during which Parent and the Company are obligated to use Diligent Efforts and does not impose any obligation (express or implied) on Parent or the Company to achieve any Milestone by such termination date. Subject to the foregoing and with respect to Parent’s and the Company’s respective obligations to use Diligent Efforts as set forth in Section 4.5(a), (i) Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the development, marketing, commercialization and sale of the Products in all respects and (ii) Parent (directly or through its Affiliates) shall not otherwise be required (expressly or implicitly) to achieve or undertake any level of efforts, and a failure to achieve a Milestone shall not, in and of itself, be deemed a breach of this Agreement.

Article V

Amendments

Section 5.1         Amendments without Consent of Holders.

(a)             Without the consent of any Holders, Parent and the Company, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(i)         to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)        to add to the covenants of Parent or the Company such further covenants, restrictions, conditions or provisions as Parent and the Company shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)       to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws; provided that such amendments do not materially adversely affect the interests of the Holders;

(v)       to cancel and reduce the number of CVRs, in the event any Holder (A) abandons such Holder’s rights to such CVRs in accordance with Section 2.7 (or is otherwise deemed to have abandoned such rights), (B) transfers such Holder’s CVRs to Parent or its Affiliates in accordance with Section 2.7, or (C) agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

(vi)      subject to Section 4.3 and Section 6.10, to evidence the succession of another Person to Parent or the Company and the assumption by any such successor of the covenants of Parent or the Company contained herein;

(vii)      to evidence the assignment of this Agreement by Parent or the Company as provided in Section 4.3 or Section 6.10, as applicable; or

(viii)     any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Agreement of any such Holder.

(b)             Promptly after the execution and delivery by Parent, the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail or otherwise deliver (or cause the Rights Agent to mail or otherwise deliver) a notice thereof in accordance with Section 6.3 to the Holders, setting forth such amendment.

Section 5.2         Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, the Company and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)            Promptly after the execution and delivery by Parent, the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail or otherwise deliver (or cause the Rights Agent to mail or otherwise deliver) a notice of such amendment to the Holders in accordance with Section 6.3.

Section 5.3         Execution of Amendments. As a condition precedent to the execution of any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent, Parent and the Company. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, obligations, privileges, immunities, protections, covenants or duties under this Agreement or otherwise. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

Section 5.4         Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VI

Miscellaneous and General

Section 6.1         Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than pursuant to Section 3.2(s) and pursuant to any other provisions that expressly survive termination) and no payments will be required to be made, upon the earlier to occur of (i) the payment of all Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4(a), (b) and (c), and (ii) the date on which neither Milestone may thereafter be achieved (provided that in no event shall this Agreement terminate prior to Parent finally determining (A) the Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period in accordance with this Agreement, and (B) the Net Sales of the Enbumyst Product in accordance with this Agreement for the calendar year ending on December 31, 2030 in the event that the Enbumyst Milestone has not been achieved in any prior calendar year). For the avoidance of doubt (1) the termination of this Agreement will not affect or limit the right to receive a Milestone Payment Amount under Section 2.4 to the extent earned but not paid prior to termination of this Agreement, and in such case the provisions applicable thereto will survive the expiration or termination of this Agreement and (2) notwithstanding anything to the contrary set forth herein, the right of any Holder to receive a Milestone Payment Amount for a given Milestone, and all covenants and obligations of Parent, the Company and their respective Affiliates with respect to the Milestone Payment Amounts for such Milestone, shall be irrevocably terminated and extinguished if such Milestone is not achieved prior to the expiration of the applicable Milestone Period (after Parent has finally determined (x) the Net Sales of the Bempedoic Acid Products for the Bempedoic Acid Milestone Period in accordance with this Agreement, and (y) the Net Sales of the Enbumyst Product in accordance with this Agreement for the calendar year ending on December 31, 2030 in the event that the Enbumyst Milestone has not been achieved in any prior calendar year); provided that the termination of this Agreement shall not affect or limit the Holders’ right to pursue claims for breach of covenants or other obligations which occurred prior to the expiration of the applicable Milestone Period and, in each case, the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 6.2         Notices to the Rights Agent and Parent or the Company. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon confirmed delivery if being sent by registered mail or by courier or overnight delivery or other express delivery service, (c) with respect to any Person other than the Rights Agent, if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) with respect to any Person other than the Rights Agent, if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):

If to Parent or the Company:

Essence Parent Inc.

c/o ArchiMed SAS

Silex2

9 Rue des Cuirassiers

69003 Lyon

France

Attention: Justin Bateman

Email: [***]

In each case, with a copy to (which shall not constitute notice):

Sidley Austin LLP

787 7th Avenue

New York, NY 10019

Attention: David D’Urso; Adam Cromie

Email: ddurso@sidley.com; adam.cromie@sidley.com

If to the Rights Agent:

Computershare Inc.
Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention:         Client Services

Section 6.3         Notice to Holders. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing provided through the facilities of DTC (if applicable) or by any of the means permitted under Section 6.2(a) through (c), mutatis mutandis, and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.4         Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)             This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any Laws, rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Subject to Section 6.4(b), in any action or proceeding arising out of or relating to this Agreement (excluding, for clarity, any matter finally determined by an accounting firm or valuation expert as expressly set forth in the definition of Net Sales): (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the state and federal courts in the State of Delaware (it being agreed that the consents to jurisdiction and venue set forth in this Section 6.4(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto); and (ii) each of the Parties irrevocably consents to service of process by any means permitted under Section 6.2 (provided that nothing in this Section 6.4(a) shall affect the right of any Party to serve legal process in any other manner permitted by applicable Laws). The Parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws; provided that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(b)             EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.5         No Waiver; Remedies Cumulative. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.6         Entire Agreement; Counterparts. As between Parent and the Company, on the one hand, and the Holders, on the other hand, this Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. As between Parent and the Company, on the one hand, and the Rights Agent, on the other hand, this Agreement and any schedule or exhibit attached hereto constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by DocuSign, PDF or similar means shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 6.7         Third-Party Beneficiaries; Action by Acting Holders.

(a)            Parent, the Company and the Rights Agent hereby agree that, subject to Section 6.7(b) below, the respective covenants and agreements set forth herein (except for the rights of the Rights Agent expressly granted to the Rights Agent herein) are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who (along with all other Holders) are intended to be a third-party beneficiary hereof. Parent, the Company and the Rights Agent further agree that, subject to Section 6.7(b) below, this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent, the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent, the Company, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder.

(b)           Except for the rights of the Rights Agent expressly granted to the Rights Agent herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4 solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due; and provided, further, that only the Acting Holders (or, solely to the extent provided in the preceding proviso, an individual Holder) may enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and/or the Company and not the Rights Agent. In any such action (other than an action by an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4), the Acting Holders shall be deemed to represent all Holders. Amounts collected by the Acting Holders in any action in which the Acting Holders are deemed to represent all Holders shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all Holders. The Acting Holders, in acting pursuant to this Section 6.7 on behalf of all Holders, shall have no liability to any other Holders for any such actions. Any Action brought by the Acting Holders (or by any individual holder to seek a payment due from the applicable party pursuant to Section 2.4) shall be subject to Section 6.4, the terms of which shall apply to the Acting Holders or such Holder, as applicable, and such Action mutatis mutandis.

Section 6.8         Specific Performance. Parent, the Company and the Holders acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) Parent, the Company or Assignee (as such term is defined below), on the one hand, or the Acting Holders, on the other hand, will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) such Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

Section 6.9         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if an excluded or modified provision materially and adversely affects the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.10         Assignment. This Agreement shall not be assignable by any of the Parties (whether by operation of Law or otherwise); provided, however, that (a) Parent or the Company may assign this Agreement, in whole or in part, to a Person (each such Person, an “Assignee”) (i) which is a wholly-owned Subsidiary of Parent or the Company (provided, that Parent or the Company, as applicable, remains jointly and severally liable), (ii) with the prior consent of the Acting Holders, whether evidenced in writing or by a vote taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction or a Change in Control conducted in compliance with Section 4.3 to the extent relating to the applicable Products and the corresponding Milestone, in each case provided that the applicable Assignee agrees, in an instrument supplemental hereto, executed and delivered to the Rights Agent, to assume and be bound by all of the terms of this Agreement, and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.4. Any attempted assignment, transfer or delegation of this Agreement or any such rights in violation of this Section 6.10 shall be void and of no effect. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee.

Section 6.11       Renunciation of Rights. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Parent may, in its sole discretion, at any time, offer consideration to any Holder, a group of Holders, or all Holders in exchange for their agreement to irrevocably renounce their rights hereunder. Any CVRs renounced by a Holder in writing in accordance with the foregoing shall be automatically deemed extinguished and no longer outstanding for purposes of the definitions of “Acting Holders”, “Aggregate Excess Exercise Price”, “Milestone Payment” and “Milestone Payment Amount,” Article V and Section 6.3.

Section 6.12       Legal Holidays. In the event that a Milestone Payment Date does not fall on a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on the Milestone Payment Date.

Section 6.13       Interpretation; Construction.

(a)             The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)             The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

Section 6.14       Confidentiality. The Rights Agent, on the one hand, and Parent and the Company, on the other hand, agree that all books, records, information and data pertaining to the business of the other party, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by a valid order of a Governmental Body of competent jurisdiction or is otherwise required by Law or regulation.

Section 6.15       Further Assurances. Parent and the Company hereby each agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement applicable to the Rights Agent’s obligations.

Section 6.16       Force Majeure. Notwithstanding anything to the contrary contained herein, the Rights Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

ESSENCE PARENT INC.

By:	/s/ Justin Bateman
Name: Justin Bateman
Title: President and Secretary

ESPERION THERAPEUTICS, INC.

By:	/s/ Sheldon L. Koenig
Name: Sheldon L. Koenig
Title: President and Chief Executive Officer

COMPUTERSHARE INC. and
COMPUTERSHARE TRUST COMPANY, N.A,
as Rights Agent

On behalf of both entities

By:	/s/ Thomas Borbely
Name: Thomas Borbely
Title: Senior Manager, Corporate Actions

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [•] (this “Agreement”), between [•], a [•] (“Assignor”) and [•], a [•] [•] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor, [•], a [•], and [•], a [•] (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of [•] (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee of the due and punctual payment of the Milestone Payment Amounts, if any, that are not yet paid and may thereafter become payable, and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee, in each case to the extent relating to the applicable Products and corresponding Milestone.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             Assignment. Effective as of [•] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of the Milestone Payment Amounts, if any, that are not yet paid to the Holders and may thereafter become payable, and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed, in each case to the extent relating to the applicable Products and corresponding Milestone.

2.             Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of the Milestone Payment Amounts, if any, that are not yet paid to the Holders and may thereafter become payable, and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed, in each case to the extent relating to the applicable Products and corresponding Milestone.

3.             Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.             Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

A-1

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

[Signature Page to Assignment and Assumption Agreement]